                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89604


PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED AUGUST 29, 2002)

[PRIDE INTERNATIONAL LOGO]

                                  $300,000,000
                    2 1/2% Convertible Senior Notes Due 2007
                                       and
               Common Stock Issuable Upon Conversion of the Notes

      This document supplements our prospectus dated August 29, 2002, relating to $300,000,000 aggregate principal amount of our 2 1/2% Convertible Senior Notes Due 2007 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus.

      Our common stock is traded on the New York Stock Exchange under the symbol "PDE." On September 4, 2002, the last reported sale price of our common stock was $12.87 per share.

      INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is September 5, 2002.

                            SELLING SECURITY HOLDERS

      We originally issued the notes in transactions exempt from or not subject to registration under the Securities Act of 1933. The notes and the common stock issuable upon conversion of the notes that may be offered under this prospectus supplement and the accompanying prospectus will be offered by the selling securityholders, which includes their transferees, pledgees, donees and successors. Only those notes and shares of common stock issuable upon conversion of the notes listed below may be offered for resale by the selling holders pursuant to this prospectus supplement and the accompanying prospectus.

      The following table sets forth recent information about the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time pursuant to this prospectus supplement and the accompanying prospectus.

      The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 60.5694 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of Notes - Conversion Rights" in the accompanying prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

                                                       PRINCIPAL AMOUNT OF
                                                        NOTES BENEFICIALLY    PERCENTAGE OF   NUMBER OF SHARES OF   PERCENTAGE OF
                                                          OWNED THAT MAY          NOTES        COMMON STOCK THAT     COMMON STOCK
 NAME                                                        BE SOLD           OUTSTANDING        MAY BE SOLD       OUTSTANDING(1)
 ----                                                  -------------------    -------------   -------------------   --------------
Absolute Return Fund Ltd. .........................        $   625,000              *               37,855                 *
AK Steel Master Pension Trust .....................          1,417,000              *               85,826                 *
Akela Capital Master Fund, Ltd. ...................          1,000,000              *               60,569                 *
Arbitex Master Fund L.P. ..........................          3,500,000            1.2%             211,992                 *
Arkansas Teachers Retirement System ...............          4,080,000            1.4%             247,123                 *
Atlantic Trust Pell Rudman (2) ....................          1,241,000              *               75,166                 *
Baptist Health of South Florida ...................            647,000              *               39,188                 *
B.G.I. Global Investors c/o Forest Investment
      Mgmt. L.L.C. ................................            714,000              *               43,246                 *
Carl S. & Toby M. Sloane ..........................             10,000              *                  605                 *
Chrysler Corporation Master Retirement Trust ......          3,445,000            1.1%             208,661                 *
Credit Suisse First Boston Europe Ltd. ............         22,300,000            7.4%           1,350,697                 *
Crusade for Family Prayer .........................             30,000              *                1,817                 *
Delta Air Lines Master Trust (c/o Oaktree
      Capital Management, LLC) ....................            900,000              *               54,512                 *
Delta Pilots D&S Trust (c/o Oaktree Capital
      Management, LLC) ............................            440,000              *               26,650                 *
Deutsche Bank Securities Inc. .....................         25,788,000            8.6%           1,561,963               1.0%
Educational Trust c/o Klukwan, Inc. ...............              5,000              *                  302                 *
Engineers Joint Pension Fund ......................            387,000              *               23,440                 *
Forest Alternative Strategies II ..................            195,000              *               11,811                 *
Forest Fulcrum Fund L.L.P. ........................          2,788,000              *              168,867                 *
Forest Global Convertible Fund Series A-5 .........         10,375,000            3.5%             628,407                 *
Goldman, Sachs & Co. Profit Sharing
      Master Trust ................................            564,000              *               34,161                 *
Grace Brothers Management, L.L.C ..................          4,000,000            1.3%             242,277                 *
Granville Capital Corporation (3) .................         12,500,000            4.2%             757,117                 *
Guideposts - A Church Corporation .................             30,000              *                1,817                 *
HBK Master Fund L.P. ..............................          8,500,000            2.8%             514,839                 *
HFR CA Select Fund ................................            450,000              *               27,256                 *
Highbridge Capital ................................          8,100,000            2.7%             490,612                 *
Innovest Finanzdienstleistungs AG .................            900,000              *               54,512                 *

                                                       PRINCIPAL AMOUNT OF
                                                        NOTES BENEFICIALLY    PERCENTAGE OF   NUMBER OF SHARES OF   PERCENTAGE OF
                                                          OWNED THAT MAY          NOTES        COMMON STOCK THAT     COMMON STOCK
 NAME                                                        BE SOLD           OUTSTANDING        MAY BE SOLD       OUTSTANDING(1)
 ----                                                  -------------------    -------------   -------------------   --------------
John E. Abele .....................................             30,000              *                1,817                 *
KBL Financial Products (Cayman Islands) ...........         35,000,000           11.7%           2,119,929               1.4%
Lincoln National Global Asset Allocation
      Fund, Inc. ..................................             90,000              *                5,451                 *
Liz Claiborne Foundation ..........................             15,000              *                  908                 *
LLT Limited .......................................            714,000              *               43,246                 *
Long Island Trust c/o Klukwan, Inc. ...............             15,000              *                  908                 *
Lumbermans Mutual Casualty ........................            578,000              *               35,009                 *
Lyxor Master Fund c/o Forest Investment
      Mgmt. L.L.C. ................................          2,510,000              *              152,029                 *
Microsoft Corporation .............................          1,145,000              *               69,351                 *
MLQA Convertible Securities Arbitrage, Ltd. .......          5,000,000            1.7%             302,847                 *
Motion Picture Industry Health Plan - Active
      Member Fund .................................            205,000              *               12,416                 *
Motion Picture Industry Health Plan - Retiree
      Member Fund .................................            130,000              *                7,874                 *
Nicholas Applegate Convertible Fund ...............          1,304,000              *               78,982                 *
Nomura Securities International Inc. (4) ..........          3,000,000            1.0%             181,708                 *
OCM Convertible Trust .............................          1,920,000              *              116,293                 *
Oz Convertible Master Fund, Ltd. ..................          2,385,000              *              144,458                 *
Oz Mac 13 Ltd. ....................................            580,000              *               35,130                 *
Oz Master Fund, Ltd. (5) ..........................         27,346,000            9.1%           1,656,330               1.1%
Partner Reinsurance Company Ltd. ..................            555,000              *               33,616                 *
Penn High Yield Fund, L.P. ........................            255,000              *               15,445                 *
Physicians Life ...................................            214,000              *               12,961                 *
Putnam Asset Allocation Funds -
      Balanced Portfolio ..........................            720,000              *               43,609                 *
Putnam Asset Allocation Funds -
      Conservative Portfolio ......................            560,000              *               33,918                 *
Putnam Convertible Income -
      Growth Trust ................................          4,800,000            1.6%             290,733                 *
Putnam Convertible Opportunities
       and Income Trust ...........................            180,000              *               10,902                 *
Putnam Variable Trust - Putnam VT Global
      Asset Allocation Fund .......................            170,000              *               10,296                 *
Qwest Occupational Health Trust ...................            250,000              *               15,142                 *
Relay 11 Holdings c/o Forest Investment
      Mgmt. L.L.C. ................................            368,000              *               22,289                 *
RBC Capital Services Inc. c/o
      Forest Investment Mgmt L.L.C. ...............            260,000              *               15,748                 *
Rogers Corp. DB Pension Plan ......................             10,000              *                  605                 *
Rogers Corp. Employees' Pension Plan ..............              5,000              *                  302                 *
S.A.C. Capital Associates, LLC (6) ................         10,500,000            3.5%             635,978                 *
Sal Cannizzaro ....................................             10,000              *                  605                 *
San Diego City Retirement .........................          1,260,000              *               76,317                 *
San Diego County Convertible ......................          1,896,000              *              114,839                 *
San Diego County Employees Retirement
      Association .................................          1,950,000              *              118,110                 *
Shell Pension Trust ...............................            200,000              *               12,113                 *
State Employee's Retirement Fund of the State
      of Delaware .................................          1,295,000              *               78,437                 *
State of Connecticut Combined Investment Funds ....          2,695,000              *              163,234                 *

                                                       PRINCIPAL AMOUNT OF
                                                        NOTES BENEFICIALLY    PERCENTAGE OF   NUMBER OF SHARES OF   PERCENTAGE OF
                                                          OWNED THAT MAY          NOTES        COMMON STOCK THAT     COMMON STOCK
 NAME                                                        BE SOLD           OUTSTANDING        MAY BE SOLD       OUTSTANDING(1)
 ----                                                  -------------------    -------------   -------------------   --------------
Sylvan (IMA) Ltd. c/o Forest Investment
      Mgmt. L.L.C. ................................          1,300,000              *               78,740                 *
The Chase Manhattan Private Bank & Trust ..........             15,000              *                  908                 *
The Sherman Fairchild Foundation, Inc. ............            110,000              *                6,662                 *
TQA Master Fund Ltd. ..............................          1,375,000              *               83,282                 *
TQA Master Plus Fund Ltd. .........................          1,375,000              *               83,282                 *
UBS O'Connor LLC for the benefit of UBS
      Global Equity Arbitrage Master Limited ......          8,000,000            2.7%             484,555                 *
University of Chicago .............................            390,000              *               23,622                 *
Vanguard Convertible Securities Fund, Inc. ........          4,020,000            1.3%             243,488                 *
Wachovia Securities, Inc. .........................         26,829,000            8.9%           1,625,016               1.1%
Wachovia Securities International Ltd. ............         10,000,000            3.3%             605,694                 *
Wake Forest University ............................            593,000              *               35,917                 *
West Jersey Health & Hospital Foundation ..........             15,000              *                  908                 *
West Jersey Health System RSV.FD ..................            125,000              *                7,571                 *
Wolverine Trading LP ..............................          1,500,000              *               90,854                 *
Writers Guild - Industry Health Fund ..............            347,000              *               21,017                 *
Wyoming State Treasurer ...........................          1,070,000              *               64,809                 *
Zazove Convertible Arbitrage Fund L.P. ............            350,000              *               21,199                 *
Zazove Hedged Convertible Fund L.P. ...............          3,250,000            1.1%             196,850                 *
Zazove Income Fund L.P. ...........................          2,000,000              *              121,138                 *
Zola Partners, LP .................................          1,000,000              *               60,569                 *
Zurich Institutional Benchmark Master Fund Ltd. ...          1,000,000              *               60,569                 *
Zurich Master Hedge Fund c/o Forest
      Investment Mgmt. L.L.C. .....................          1,276,000              *               77,286                 *
All other holders of notes or future transferees,
      pledgees, donees or successors of any such
      holder (7) ..................................          9,009,000            3.0%             545,669                 *

-------------------------
 *    Less than 1%

(1) Calculated using 151,391,296 shares of common stock outstanding as of August 8, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the notes.

(2) Atlantic Trust Pell Rudman also beneficially owns 8,900 shares of common stock.

(3) Granville Capital Corporation also beneficially owns $5,000,000 of our Zero Coupon Convertible Subordinated Debentures Due 2018.

(4) Nomura Securities International Inc. also beneficially owns 2,000 shares of common stock.

(5) Oz Master Fund, Ltd. also beneficially owns $17,815,000 of our Zero Coupon Convertible Subordinated Debentures Due 2018.

(6) S.A.C. Capital Associates, LLC also beneficially owns 241,700 shares of common stock.

(7) Information concerning other selling securityholders of notes or common stock issuable upon conversion of the notes will be set forth in additional prospectus supplements from time to time, if required.

      The preceding table has been prepared based upon the information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their notes since the date on which the information in the preceding table is presented without notifying us. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement the prospectus accordingly. We cannot give an estimate as to the amount of the notes or common stock issuable upon conversion of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes or common stock pursuant to the offering contemplated by this prospectus supplement and the accompanying prospectus. See "Plan of Distribution" in the accompanying prospectus.

      To our knowledge, other than their ownership of the securities described above, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except that an affiliate of Deutsche Bank Securities Inc. acted as the initial purchaser of the notes and acts as an adviser to us from time to time with respect to other matters.